EXHIBIT 10.15

                                    UMC
           OUTLINE OF ESSENTIAL TERMS CONCERNING PROPOSED COMBINATION


13  January  2000


Xilinx
2100  Logic  Drive
San  Jose  California  95124-3400                    fax  (408)  377-6137


     As requested, this term sheet outlines some essentials for your consideration in connection with the pending merger of UMC with United Silicon Incorporated (USIC) and other fabs in the UMC Group:

1. Xilinx will surrender the certificates for the 300,000,000 USIC shares now held by Xilinx Holding Three, and in exchange will receive 222,222,222 UMC shares. These UMC shares will be publicly tradable, subject to a lock-up for the period required by the appropriate authorities. (1)

2. For so long as Xilinx holds at least ** UMC shares, and commencing January 2000, UMC will offer Xilinx rights of first refusal to a minimum of ** wafers per month . If Xilinx's holdings fall below ** UMC shares, UMC will offer Xilinx rights of first refusal to capacity from the UMC Group fabs in a pro rated amount equal to ** . (2)

3.  All wafer purchases will be ** .    In addition, and conditioned upon Xilinx
compliance with its commitments to purchase from the UMC Group during the period involved:

(a)     **  ;

(b)     **  ;  and

(c) The parties will strive to meet the business objective to achieve stable wafer pricing on a process by process basis (i.e., without abrupt changes which have not been discussed and agreed in advance).

4. ** UMC will protect Xilinx confidential information for so long as Xilinx holds a minimum of ** UMC shares as follows:

(a)     **  .

(b)     **  .

5.  For  so  long  as  Xilinx continues to hold a minimum of ** UMC shares, ** .

6. This term sheet outlines all essential issues which UMC and/or Xilinx feel need to be documented in a written agreement, other than those obligations which the parties have under their existing non-disclosure, equipment consignment agreement and written purchase orders (except however that this term sheet does not restate those obligations between a company limited by shares and its shareholders under Taiwan law). Notwithstanding the foregoing:

(a) UMC and Xilinx will negotiate in good faith toward a mutually acceptable arrangement in which UMC intends to offer Xilinx capacity in excess of that in paragraph 2 above.

(b) UMC and Xilinx will negotiate in good faith, with input and advice from qualified professionals and consultants:

     (i) the possibility of UMC offering American Depository Receipts (ADR's) for UMC shares sometime before the end of the year 2000; and
     (ii) the possibility of UMC and Xilinx cooperating with respect to an advanced European foundry operation.

Footnotes:
(1) This lock up will require deposit of all the issued UMC shares into custody for 6 months from the completion of the merger. On the six month anniversary, 50% of the shares (111,111,111) will be released. The remainder of the shares will continue on deposit (subject to lock up) until the two year anniversary, when 10% (~22,222,222 shares) will be released. Thereafter, 10% more of the shares will be released every six months so that by the fourth year anniversary, all shares will be released from the deposit.

(2) Depending upon loading and technology, the actual capacity offered may come from fabs other than USIC, so long as the technology, quality and service are essentially the same (or better). Wafer counts are designated in eight inch equivalents. As mentioned by Jim Kupec, the quantities within Xilinx' right of first refusal as stated in this Outline of Essential Terms are also included within the "total wafer availability" shown in Exhibit A to the January 11, 2000 letter from Mr. Kupec to Wim Roelandts (letter commit). However, this Outline remains valid regardless of Xilinx' compliance with the terms stated in that letter commit. In other words, even if Xilinx does not meet the ** criteria outlined in Jim's letter commit, UMC will not reduce Xilinx' wafer quantities below those in this Outline except pursuant to paragraph 2 of this Outline, or as otherwise allowed for material breach by Xilinx with respect to the quantities in this Outline.

(3)  **

(4)  **

(5)  **

(6)  **


**Pursuant to a request for confidential treatment, selected information in this document has been omitted and separately filed with the Securities and Exchange Commission.



United  Microelectronics  Corporation                         Xilinx  Inc.

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